UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 25, 2009

Oilsands Quest Inc.

(Exact name of registrant as specified in its charter)

Colorado	001-32994	98-0461154
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800, 326— 11th Avenue SW Calgary, Alberta, Canada	T2R 0C5
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (403) 263-1623

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

(d)	Election of Directors.

On August 25, 2009, Oilsands Quest Inc. (the “Company”) appointed Brian F. MacNeill to the Company’s Board of Directors, effective immediately. The committee(s) of the board of directors to which Brian F. MacNeill will be appointed have not yet been determined.

Previously, Mr. MacNeill was the Chairman of the Board of Directors of Petro-Canada, and prior to that, he was the President and CEO of Enbridge Inc. Mr. MacNeill is a Chartered Accountant and a Certified Public Accountant and holds a Bachelor of Commerce. He is a member of the Canadian Institute of Chartered Accountants and the Financial Executives Institute. He is also a Fellow of the Alberta Institute of Chartered Accountants and of the Institute of Corporate Directors. His other public board directorships include Capital Power, Suncor Energy Inc., Telus Corp. and West-Fraser Timber Co. Ltd.

As a non-employee director, Mr. MacNeill’s compensation for his services as a director will be consistent with that of the Company’s other non-employee directors. Other than the standard compensation arrangements, there are no arrangements or understandings between Mr. MacNeill and any other person pursuant to which he was appointed as a director. Mr. MacNeill is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 27, 2009	Oilsands Quest Inc. (Registrant)

/s/ Garth Wong
	Name:	Garth Wong
	Title:	Chief Financial Officer